RESELLER AGREEMENT

This Reseller Agreement ("Agreement") is made and effective this January 15, 2003, by and between Integrated Expert Systems, Ltd. ("Developer") and 3W CyberLogistics.com ("Reseller").

Developer has developed certain software which it markets directly to end users and also markets through intermediaries such as Reseller.

Reseller is in the business of remarketing existing software and technology products to end users.

Reseller desires to take a license in certain of Developer's products as identified on Exhibit A (the "Products") attached hereto, and to remarket the products, all pursuant to this Agreement.

NOW THEREFORE, it is agreed:

1. Nonexclusive Appointment.

Reseller is hereby appointed a nonexclusive value-added reseller of the Products pursuant to this Agreement. Reseller accepts such appointment and agrees to serve as a value-added reseller of the Products to end users as provided herein. This Agreement is not exclusive to Reseller, and Developer reserves the unrestricted right to sell, license, market and distribute or to grant to others the right to sell, license, market and distribute the Products and value added versions thereof anywhere in the world.

2. Commission Structure.

Commission structure, for the Products are set forth on Exhibit A and are subject to change at any time, to take effect no sooner than the end of the Initial Term of this Agreement and following at least sixty (60) days prior written notice by Developer. Commission structure can not be changed for existing licenses.

3. Product Changes.

Developer has the right to modify, alter, amend or delete from the Products at any time at its discretion. Reseller agrees not to remove from the Products any copyright notice included therein.

4. Confidentiality.

In the performance of this Agreement, each party may have access to confidential, proprietary or trade secret information owned or provided by the other party relating to software computer programs, object code, source code, marketing plans, business plans, financial information, specifications, flow charts and other data ("Confidential Information"). All Confidential Information supplied by one party to another pursuant to this Agreement shall remain the exclusive property of the disclosing party. The receiving party shall use such Confidential Information only for the purposes of this Agreement and shall not copy, disclose, convey or transfer any of the Confidential Information or any part thereof to any third party, except that Reseller may sublicense the Products as set forth in this Agreement. Neither party shall have any obligation with respect to Confidential Information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of a receiving party; (ii) was previously known to the a receiving party or rightly received by a receiving party from a third party; or (iii) is independently developed by or a the receiving party.

5. Relationship of the Parties.

It is expressly understood and agreed that the relationship between the parties is solely that of "seller" and "Reseller". Reseller is not, and shall not be, a partner, agent, representative or joint venture of Developer. Reseller has no authority to assume or create any obligation for or on behalf of Developer, express or implied with respect to the Products or otherwise.

6. Developer's Marks.

A. Developer hereby grants to Reseller a limited, nonexclusive right to use Developer's regular trade names, trademarks, titles and logos (the "Licensed Marks") in the advertising, promotion and sale of the Products. Reseller shall not make or permit alteration or removal of tags, labels, or identifying marks placed by Developer on or within the Software program of any product. Reseller will not use Developer's trade names or abbreviations (with the exception of a logo or mark or graphic design provided by Developer which indicates Reseller is an authorized reseller of Developer) in Reseller's corporate title, or name or in any way that might result in confusion as to separate and distinct identities of Developer and Reseller. Upon the expiration or earlier termination of this Agreement, the license granted to Reseller in the Licensed Marks shall immediately terminate and Reseller shall immediately cease and desist all use of the Licensed Marks.

B. Reseller recognizes and acknowledges Developer's ownership and title to the Licensed Marks and the goodwill related thereto and agrees that any goodwill which accrues because of Reseller's use of such marks shall become the property of Developer. Reseller further agrees not to contest or take any action in opposition to any trademark, service mark, trade name or logo of Developer or to use, employ or attempt to register any mark or trade name which is similar to any mark or name of Developer.

7. Term and Termination.

A. This Agreement shall commence on January 17, 2003. Thereafter this Agreement shall continue until a party shall give notice to the other party of its desire to terminate this Agreement upon at least ninety (90) days prior written notice. Upon termination any existing Licenses will remain commissionable for a period of 2 years.

C. In the event of any other breach or default of any material obligation owed by Developer in this Agreement, then the Reseller may provide notice to Developer and if such breach of default is not cured within 5 Business Days following such notice, the Agreement may be terminated by Reseller.

8. Notices.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Developer:

Integrated Export Systems, Ltd.
29 Church St.
Ramsey NJ 07446

If to Reseller:

3WCyberLogistics.com

9. Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

10. Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the state of New Jersey.

11. Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

12. Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, the parties hereto have executed this Value-Added Reseller Agreement as of the date first above written:

Integrated Export Systems, Ltd.

By: /s/ George Munolis
George Munolis
Vice President Sales

3W CyberLogistics

By: /s/ Mike Chu
Mike Chu

EXHIBIT A
Reseller Agreement

Products

I. First Party

a. Integrated Export Systems to act as data service center for US Customs

b. Host and maintain manifest data transition from and to US Customs

c. Service Fees:

1. One time AMS processing fee per SCAC Code shared at 50%

2. Transaction fee shared per house bill of lading at 50%. Price to be agreed upon before customer signs.

II. Second Party

3WCyberLogistics.com covenants and agrees that it shall:

a. Maintain independent software interface with their Customer

b. Provide self marketing strategies

c. Pay first party as agreed:

1. One time AMS process fee per SCAC Code

2. Transaction fee per house bill of lading